EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                    AUG CORP.


         Pursuant to Chapter 242 of the Delaware Statutes, the undersigned President of AUG Corp., a corporation organized and existing under and by virtue of the Delaware Corporation Laws (the "Corporation"), does hereby certify:

         That pursuant to Written Consents of the Board of Directors and a Majority of the Shareholders of said Corporation dated December 4, 2002, the Board of Directors and Shareholders holding a majority in interests of the outstanding shares of the Corporation approved the amendment to the Corporation's Certificate of Incorporation as follows:

         FIRST: Article I of the Certificate of Incorporation of this Corporation is amended in its entirety to read as follows:

                                   "ARTICLE I
                                      NAME

         The name of the Corporation shall be 'Biometrics Security Technology, Inc.'"

         SECOND: The foregoing amendments were adopted by a Written Consent of the Board of Directors and a Majority of the Shareholders of the Corporation dated December 4, 2002, pursuant to Sections 242 and 228 of the Delaware Corporation Laws. The number of votes cast for the amendments to the Corporation's Certificate of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Certificate of Amendment as of December 17, 2002.

                                                     AUG CORP.



                                                     By:/s/Laurence S. Isaacson
                                                        -----------------------
                                                        Laurence S. Isaacson
                                                        President